EXHIBIT 10.37

[Omnicare, Inc. Letterhead]

December 22, 2008

Dear David:

     As you may know, Section 409A of the Internal Revenue Code (“Section 409A”) imposes new requirements on a wide range of nonqualified deferred compensation arrangements. Section 409A defines nonqualified deferred compensation arrangements broadly to include bonus arrangements and other compensatory arrangements, including certain split dollar life insurance arrangements. Failure to comply with Section 409A may result in severe penalties for you under the tax law.

     The purpose of this letter is to amend your split dollar agreement with Omnicare, Inc. (the “Split Dollar Agreement”) to include provisions intended to comply with Section 409A. Effective as of the date above, the Split Dollar Agreement is hereby amended to provide as follows:

          (a) Section 4.1 of the Split Dollar Agreement is hereby deleted and replaced with the following:

“4.1 Subject to Section 9, on or before the due date of each annual premium on the Policy (but not more than sixty (60) days before such date and in all events within the same calendar year in which the due date occurs), the Corporation will pay to Phoenix Home Life Mutual Insurance Company an amount equal to the greater of 80 percent of such annual premium or the annual premium less the economic benefit cost received by the Employee (as measured by the Phoenix Home Life term insurance rates) for the portion of the insurance which the beneficiary or beneficiaries named by the Employee or the Employee’s transferee would be entitled to receive if the Employee died during the policy year for which the annual premium is paid.”

          (b) The first sentence of Section 4.2 of the Split Dollar Agreement is hereby deleted and replaced with the following sentence:

“Subject to Section 9, on or before the due date of each annual premium of the Policy (but not more than sixty (60) days before such date and in all events within the same calendar year in which the due date occurs), the Corporation will pay to Phoenix Home Life Mutual Insurance Company, on behalf of the Employee, the remainder of such annual premium.”

          (c) The first sentence of Section 4.4 of the Split Dollar Agreement is hereby deleted and replaced with the following sentence:

“Immediately upon a Change of Control, the Corporation shall cause a lump-sum payment to be made to a “rabbi” trust (or other funding vehicle acceptable to the Employee) that represents the present value of all payments that would be required to be made by the Corporation under paragraphs 4.1 and 4.2 until the date the Employee reaches age 65, with such present value to be determined based on the applicable federal rate (compounded annually) under Section 1274(d) of the Internal Revenue Code (the “Code”) on the date of the Change of Control, provided that the Corporation shall have no obligation to make any such payment (and it shall not make any such payment) at any time such payment (if made) would result in a transfer of property (within the meaning of Section 83 of the Code) by operation of Section 409A(b) of the Code.”

          (d) The Split Dollar Agreement is hereby amended by adding a new Section 13 to read in its entirety as follows:

“13. SECTION 409A

13.1 It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Employee.

13.2 To the extent that any reimbursements pursuant to this Agreement are taxable to the Employee, any such reimbursement payment shall be paid to the Employee on or before the last day of the Employee’s taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of reimbursements that the Employee receives in one taxable year shall not affect the amount of such reimbursements that the Employee receives in any other taxable year.”

     Please note that you remain solely liable for your own tax liability with respect to your compensation under the Split Dollar Agreement.

     Except as expressly set forth above, this letter agreement does not modify any other terms of your Split Dollar Agreement. If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me. Please contact me at 859-392-3638 if you have any questions.

Sincerely,

/s/ Mark G. Kobasuk
Mark G. Kobasuk
Vice President – General Counsel

Acknowledged and Agreed:

By:	/s/ David W. Froesel
David W. Froesel